Exhibit 99.1

BioTime, Inc. Closes $31 Million Financing

ALAMEDA, Calif.--(BUSINESS WIRE)--October 9, 2014--BioTime, Inc. (NYSE MKT: BTX) today announced that it has closed the equity financing it disclosed on October 3, 2014, through which BioTime received $29,425,961 and certain subsidiaries received approximately $1,558,905 from the sale of BioTime common shares. BioTime and the subsidiaries intend to use the net proceeds from their sales to finance clinical trials of products under development, to finance their research and development programs, and for general working capital. BioTime may invest a portion of the proceeds in one or more of its subsidiaries.

The common shares sold by BioTime were sold in the registered direct offering pursuant to a prospectus supplement dated as of October 3, 2014, which has been filed with the Securities and Exchange Commission (“SEC”) in connection with a takedown from the Company’s shelf registration statement on Form S-3 (File No. 333-183557), which became effective on September 7, 2012, and the base prospectus dated September 7, 2012. Copies of the prospectus supplement, together with the accompanying prospectus, can be obtained at the SEC’s website at http://www.sec.gov.

About BioTime

BioTime is a biotechnology company engaged in research and product development in the field of regenerative medicine. Regenerative medicine refers to therapies based on stem cell technology that are designed to rebuild cell and tissue function lost due to degenerative disease or injury. BioTime’s focus is on pluripotent stem cell technology based on human embryonic stem (“hES”) cells and induced pluripotent stem (“iPS”) cells. hES and iPS cells provide a means of manufacturing every cell type in the human body and therefore show considerable promise for the development of a number of new therapeutic products. BioTime’s therapeutic and research products include a wide array of proprietary PureStem® progenitors, HyStem® hydrogels, culture media, and differentiation kits. BioTime is developing Renevia™ (a HyStem® product) as a biocompatible, implantable hyaluronan and collagen-based matrix for cell delivery in human clinical applications, and is planning to initiate a pivotal clinical trial around Renevia™, in 2014. In addition, BioTime has developed Hextend®, a blood plasma volume expander for use in surgery, emergency trauma treatment and other applications. Hextend® is manufactured and distributed in the U.S. by Hospira, Inc. and in South Korea by CJ HealthCare Corporation, under exclusive licensing agreements.

BioTime is also developing stem cell and other products for research, therapeutic, and diagnostic use through its subsidiaries:

  Asterias Biotherapeutics, Inc. is developing pluripotent stem-cell based therapies in neurology and oncology, including AST-OPC1 oligodendrocyte progenitor cells in spinal cord injury, multiple sclerosis and stroke, and AST-VAC2, an allogeneic dendritic cell-based cancer vaccine. Asterias trades publicly under the symbol ASTY.
  BioTime Asia, Ltd., a Hong Kong company, may offer and sell products for research use for BioTime’s ESI BIO Division.
  Cell Cure Neurosciences Ltd. is an Israel-based biotechnology company focused on developing stem cell-based therapies for retinal and neurological disorders, including the development of retinal pigment epithelial cells for the treatment of macular degeneration, and treatments for multiple sclerosis.
  ESI BIO is the research and product marketing division of BioTime, providing stem cell researchers with products and technologies to enable them to translate their work into the clinic, including PureStem® progenitors and HyStem® hydrogels.
  LifeMap Sciences, Inc. markets, sells, and distributes GeneCards®, the leading human gene database, as part of an integrated database suite that also includes the LifeMap Discovery® database of embryonic development, stem cell research, and regenerative medicine, and MalaCards, the human disease database.
  LifeMap Solutions, Inc. is a subsidiary of LifeMap Sciences focused on developing mobile health (mHealth) products.
  OncoCyte Corporation is developing products and technologies to diagnose and treat cancer, including PanC-Dx™, with four clinical studies currently underway.
  OrthoCyte Corporation is developing therapies to treat orthopedic disorders, diseases and injuries.
  ReCyte Therapeutics, Inc. is developing therapies to treat a variety of cardiovascular and related ischemic disorders, as well as products for research using cell reprogramming technology.

BioTime stock is traded on the NYSE MKT, ticker BTX. For more information, please visit www.biotimeinc.com or connect with the company on Twitter, LinkedIn, Facebook, YouTube, and Google+.

Forward-Looking Statements

Statements pertaining to future financial and/or operating results, future growth in research, technology, clinical development, and potential opportunities for BioTime and its subsidiaries, along with other statements about the future expectations, beliefs, goals, plans, or prospects expressed by management constitute forward-looking statements. Any statements that are not historical fact (including, but not limited to statements that contain words such as “will,” “believes,” “plans,” “anticipates,” “expects,” “estimates”) should also be considered to be forward-looking statements. Forward-looking statements involve risks and uncertainties, including, without limitation, risks inherent in the development and/or commercialization of potential products, uncertainty in the results of clinical trials or regulatory approvals, need and ability to obtain future capital, and maintenance of intellectual property rights. Actual results may differ materially from the results anticipated in these forward-looking statements and as such should be evaluated together with the many uncertainties that affect the business of BioTime and its subsidiaries, particularly those mentioned in the cautionary statements found in BioTime's Securities and Exchange Commission filings. BioTime disclaims any intent or obligation to update these forward-looking statements.

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CONTACT:
BioTime, Inc.
Judith Segall, 510-521-3390 ext. 301
jsegall@biotimemail.com